SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (the “Agreement”), effective as of 9 March, 2007 (the “Effective Date”), is made between O2Diesel Corporation (“O2Diesel”), having its registered office at 100 Commerce Drive, Newark, DE 19713, USA and Fair Energy S.A. (“Distributor”) having its registered office at Rue du Mont Blanc 7, 1201 Geneva, Switzerland (each a “Party,” and collectively the “Parties”).

WHEREAS, O2Diesel has developed proprietary technology for oxygenating diesel fuel, including a proprietary fuel additive, and market development experience from its activities in the United States and Brazil;

WHEREAS, Distributor desires to obtain a supply of O2Diesel’s proprietary fuel additive; and

WHEREAS, O2Diesel desires to appoint Distributor as a distributor and provide such additive and support;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1.	Definitions.

1.1	“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with, such first Person.

1.2	“O2Diesel Additive” means an O2Diesel proprietary compound that allows the mixing of diesel fuel and ethanol.

1.3
“O2Diesel Product” means oxygenated diesel fuel comprising base diesel fuel, the O2Diesel Additive, ethanol and a cetane improver, conforming to the specifications for such product provided by O2Diesel as per attached documents (including all improvements or branded products).

1.4	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

1.5	“Term” shall have the meaning given in Section 11.1.

1.6	“Territory” means Bolivia, Paraguay, Colombia and Switzerland.

1.7	“Third Party” means any Person that is not a Party to this Agreement.

2.	Supply of O2Diesel Additive.

2.1
Appointment of Distributor. As of the Effective Date, O2Diesel hereby appoints on an exclusive basis Distributor as a distributor of O2Diesel Product in the Territory subject to the terms and conditions of this Agreement. For as long as Distributor has materially performed and continues to materially perform its obligations under this Agreement, O2Diesel is prohibited from entering into any agreement and/or arrangement to directly or indirectly distribute or sell and/or authorize a Third Party to distribute and/or sell O2Diesel Product in the Territory and distribute or sell to any Third Party O2Diesel Additive in the Territory. For as long as O2Diesel has materially performed and continues to materially perform its obligations under this Agreement, Distributor is prohibited from purchasing any competing product of O2Diesel Additive.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A “*”.

2.2
Ordering and Delivery. Distributor shall purchase and O2Diesel shall sell the O2Diesel Additive on the basis of Distributor purchase orders. Distributor shall submit the purchase orders for a requested quantity of O2Diesel Additive at least twelve (12) weeks prior to the requested delivery date. O2Diesel shall supply the requested quantity at a price agreed in the purchase order and the delivery shall be CIF. Further, the terms and conditions of the purchase order shall be in addition to the terms of this Agreement provided that, if any term of the purchase order is inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

2.3
Minimum Volume. The Parties have agreed that Distributor shall place orders and O2Diesel shall supply the minimum of O2Diesel Additive (the “Minimum Volume”) at the price as set forth on Schedule A and O2Diesel shall in no event fail to supply the Minimum Volume provided however that, if the price of ethanol increases by * over the agreed price (“Price Threshold”) Distributor may at its option temporarily defer purchasing the Minimum Volume (“Deferred Volume”) and in such a case, Distributor shall be obligated to purchase the Deferred Volume once the price decreases below the Price Threshold over the same amount of time the Deferred Volume was deferred. For example, if the ethanol price is greater than the Price Threshold for six (6) months, Distributor shall have up to six (6) months to purchase the Deferred Volume. In the event that O2Diesel ceases to distribute the O2Diesel Additive in the Territory, O2Diesel shall assist Distributor in obtaining an agreement with Cognis Deutschland GmbH on the same terms and conditions that O2Diesel or its subsidiaries was supplying the O2Diesel Additive in the Territory.

2.4
Forecasting. After the first commercial sale of O2Diesel Product, on a quarterly basis within five (5) days of the beginning of each quarter, Distributor shall provide non-binding forecasts of its expected requirements of O2Diesel Additive for the following twelve (12) months.

2.5
Use of O2Diesel Additive. Distributor shall: (a) use O2Diesel Additive only to make O2Diesel Product, in accordance with all specifications and guidance provided by O2Diesel for the manufacture, use, handling, storage, transportation and disposal of O2Diesel Additive and O2Diesel Product; (b) resell O2Diesel Additive only as blended into O2Diesel Product or to Third Parties who agree to blend the O2Diesel additive into O2Diesel Product, in accordance with all specifications and guidance provided by O2Diesel for the manufacture, use, handling, storage, transportation and disposal of O2Diesel Additive and O2Diesel Product; and (c) not analyze or reverse engineer the O2Diesel Additive to determine its composition or method of manufacture.

2.6
Sourcing of Other Supplies. O2Diesel acknowledges that, excluding O2Diesel Additive, neither Party is responsible for ensuring that the end user / blender has sufficient equipment and supplies for its performance under this Agreement, including supplies of base diesel fuel, ethanol and cetane improver for the production of O2Diesel Product.

2.7
Government Approvals. Distributor together with the end user/purchaser shall investigate and determine whether any governmental approvals will be necessary for the distribution and use of O2Diesel Product in the Territory prior to selling any O2Diesel Product in the Territory. If Distributor together with the end user/purchaser have determined that governmental approvals are necessary for the distribution and use of O2Diesel Product in the Territory, they shall, promptly thereafter apply for such approvals in their name. O2Diesel agrees to provide all necessary information and support Distributor in obtaining such approval. A report of this information shall be delivered to O2Diesel promptly. In any event, Distributor shall consult with O2Diesel concerning all material issues in obtaining and maintaining governmental approvals and provide O2Diesel copies of all test results, applications, correspondence and other documents relating to government approvals. O2Diesel shall neither have any right to reproduce, use and disclose the foregoing approval nor shall it authorize the same for purposes of distributing oxygenated diesel fuel or other products without the prior written consent of Distributor. In any event, Distributor shall consult with O2Diesel concerning all material issues in obtaining and maintaining governmental approvals and provide O2Diesel copies of all test results, applications, correspondence and other documents relating to government approvals. O2Diesel shall have the perpetual right to reproduce, use and disclose the foregoing and authorize the same for purposes of distributing oxygenated diesel fuel or other products.

2.8
Other Territories. Distributor and its Affiliates shall not (a) export any O2Diesel Additive or O2Diesel Product from the Territory or (b) sell O2Diesel Additive or O2Diesel Product to any Third Party with the knowledge that such Third Party is likely to resell O2Diesel Additive unblended, resell O2Diesel Product, or export O2Diesel Additive or O2Diesel Product from the Territory. Distributor acknowledges that O2Diesel may distribute or authorize distribution of O2Diesel Additive or O2Diesel Product in places that are outside, but near the boundaries of, the Territory, and that it would be difficult or impossible to control use of such O2Diesel Product by truck fleets and other customers operating near the boundaries of the Territory. O2Diesel shall endeavor that importation and use of O2Diesel Product in the Territory by a Third Party who acquires it from O2Diesel or another authorized source outside the Territory shall not be deemed inconsistent with Section 2.1, and Distributor shall take no action to interfere with such activity. Notwithstanding the foregoing, each Party shall notify the other Party about any material such activity, the Parties shall consult in good faith concerning whether there is any practicable action that should be taken as a commercial matter to address the situation.

2.9
Safety and Blending Procedures. Promptly after the Effective Date, O2Diesel shall provide to Distributor a manual describing procedures for the use, blending and handling of O2Diesel Additive and O2Diesel Product, including a material safety data sheet, procedures for blending O2Diesel Product, fuel tank preparation procedures for the storage of O2Diesel Product and sample warning decals (the “Manual”). O2Diesel shall have the right to reasonably add to, delete from and otherwise modify the Manual at any time. Distributor and its customers shall at all times blend, handle and store the O2Diesel Additive in accordance with the Manual.

3.	Payments.

3.1
Minimum Purchase. Distributor commits to order and take delivery from O2Diesel, during the first three (3) years of the Term, the quantities of O2Diesel Additive set forth in Schedule A (“Minimum Purchase Requirement”). In the event Distributor exceeds the Minimum Purchase Requirement for any given year, Distributor shall be entitled to accumulate such excess amounts and apply them toward the Minimum Purchase Requirement for any following year. In the event Distributor fails to order and take delivery of the minimum required quantity of O2Diesel Additive during any year of the Term, O2Diesel may invoice Distributor for 75% of the then-applicable price of the quantity by which Distributor fell short of the required minimum.

3.2
Payments Due. All purchase orders from Distributor will be covered by a letter of credit (“L/C”) from first class bank in favor of O2Diesel at least thirty (30) days in advance of such order. Distributor shall make the payment once telephonic evidence of a shipment is received by Distributor. The terms of payment covered by L/C will be mutually agreed. Such L/C shall be issued by a mutually agreed-upon United States bank.

3.3
Payments in General. All amounts payable by Distributor hereunder shall be paid in U.S. Dollars to O2Diesel by wire transfer, or by such other method mutually agreed upon by the Parties, for value no later than the due date thereof (with twenty-four (24)) hours advance notice of each such wire transfer) to such bank account or accounts as O2Diesel shall designate in writing within a reasonable period of time prior to such due date.

3.4
Late Payments. If Distributor fails to make any payment required under this Agreement when due, Distributor shall pay interest on such amount at the rate of 2% per month, or the highest rate allowed by law, whichever is less, from the date the payment was due until the date the payment is made in full.

3.5
Taxes. Distributor or the end user/purchaser shall pay applicable import taxes and in connection with purchase from O2Diesel and all amounts due hereunder shall be net of any taxes or similar governmental charges as Distributor or the end user/purhcaser may be liable. All other taxes and other associated costs shall be borne by the party liable for the same.

4.	Use of Trademarks.

4.1	License Grants.

4.1.1
O2Diesel hereby grants to Distributor an exclusive license, subject to instances that are beyond O2Diesel’s control, to use the name “O2Diesel” and the “O2Diesel” logo or such different or additional trademarks as O2Diesel may specify (the “O2Diesel Trademarks”) in the Territory during the Term of this Agreement in connection with the marketing, sale and distribution of O2Diesel Product that conforms to O2Diesel’s applicable specifications therefor and is produced using O2Diesel Additive purchased from O2Diesel pursuant to this Agreement. Distributor shall not interfere with the validity and O2Diesel’s ownership of the O2Diesel Trademarks and shall not do anything inconsistent with such validity and ownership. O2Diesel shall give a six months notice to Distributor to discontinue the use of O2Diesel Trademark and Distributor shall cease to use it within a reasonable time, provided that O2Diesel shall not during the Term of this Agreement notify Distributor to discontinue the use of O2Diesel Trademark. It is agreed between the Parties that Distributor shall have the right to sublicense the O2Diesel Trademarks to its Affiliates on terms and condition contained in this Agreement, with O2Diesel’s prior written consent, which consent not to be unreasonably withheld.

4.1.2
Distributor hereby grants to O2Diesel a nonexclusive, worldwide license to use Distributor’s name and logo (the “Distributor Trademarks”) during the Term to identify Distributor as the exclusive distributor of O2Diesel Product in the Territory.

4.2
Limitations on Use of Marks. Distributor’s use of the O2Diesel Trademarks and O2Diesel’s use of the Distributor Trademarks shall (a) be consistent with the high quality image of the other Party so as to enhance the marks and the goodwill relating thereto, (b) conform to the style and usage guidelines prescribed by the other Party, (c) inure to the benefit of the other Party, and (d) be in a manner so as not to cause embarrassment to the other Party, tend to discredit the other Party’s image or reputation for quality, or suggest that any actions undertaken are actions of the other Party. On request, Distributor promptly shall provide to O2Diesel samples of Distributor’s use of the O2Diesel Trademarks, and O2Diesel promptly shall provide to Distributor samples of O2Diesel’s use of the Distributor Trademarks. Nothing in this Agreement shall interfere with a Party’s use of its marks anywhere in the world, except that during the Term, so long as the terms and conditions of this Agreement are met by Distributor, O2Diesel shall not use or authorize the use of the O2Diesel Trademarks in the Territory to indicate a source of oxygenated diesel fuel in the Territory other than Distributor.

4.3
Protection of Marks. All rights with respect to the O2Diesel Trademarks and Distributor Trademarks not expressly granted in this Agreement are reserved by O2Diesel or Distributor, as the case may be. Distributor acknowledges the validity and O2Diesel’s ownership of the O2Diesel Trademarks, and O2Diesel acknowledges the validity and Distributor’s ownership of Distributor’ Trademarks. Neither Party shall challenge the validity or ownership of the other Party’s marks or do anything inconsistent with such validity and ownership. Neither Party shall use any unitary composite mark consisting of marks of both Parties. Neither Party shall apply for registration of any of the other Party’s marks as a trademark in any country or oppose registration of the other party’s marks by the other Party. The Parties may agree in writing that Distributor shall have the right to enforce the O2Diesel Trademarks against any particular infringement by a distributor of oxygenated diesel fuel in the Territory. In other respects, each Party shall have the sole right, but not the obligation, to register, protect and enforce its marks.

4.4
Additional Trademarks. Absent the written consent of O2Diesel, Distributor shall not use any trademark other than the O2Diesel Trademarks to identify O2Diesel Product. If Distributor believes that a trademark other than the O2Diesel Trademarks should be used to identify O2Diesel Product in the Territory, Distributor may propose alternatives, and the Parties may so agree in writing. Any such agreement may also address any questions concerning the Parties’ respective rights to use the mark, both during the Term and after expiration or termination of this Agreement, and which Party shall handle and pay for registration of the mark, but absent a written agreement to the contrary, any such other mark shall be owned by O2Diesel and treated as an O2Diesel Trademark for all purposes of this Agreement.

5.	Confidentiality.

5.1
Definitions. In connection with its activities under this Agreement, a Party (the “Receiving Party”) may receive or otherwise have access to “Confidential Information” of the other Party (the “Disclosing Party”). The term “Confidential Information” include any material or information relating to the Disclosing Party’s technology, research, development, product plans, trade secrets, finances or business operations that the Disclosing Party treats as confidential as well as this Agreement, but not any material or information that the Receiving Party can demonstrate (a) is or becomes publicly known through no fault of the Receiving Party; (b) is developed independently by the Receiving Party; (c) is known by the Receiving Party when disclosed by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality; or (d) is rightfully obtained by the Receiving Party from a Third Party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the Disclosing Party.

5.2
Limitations on Use and Disclosure. A Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than performance of this Agreement and shall not disclose Confidential Information to any Person other than its employees and its independent contractors subject to a nondisclosure obligation comparable in scope to this Article, which employees and independent contractors have a need to know such Confidential Information for the performance of this Agreement. Upon the expiration or termination of this Agreement or such earlier time as particular Confidential Information may no longer be necessary for the performance of this Agreement, a Receiving Party shall, on request, return or destroy all embodiments of the Disclosing Party’s Confidential Information in its possession or control. The Parties shall notify their employees of the confidential nature of the Confidential Information, and the Receiving Party shall be liable to the Disclosing Party for any unauthorized use or disclosure made by any person receiving Confidential Information the Receiving Party.

5.3
Exception. Notwithstanding Section 5.2, a Receiving Party may disclose Confidential Information to the extent required by a court or other governmental authority, provided that (a) the Receiving Party gives the Disclosing Party reasonable notice of the disclosure, (b) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information and minimize the amount of Confidential Information disclosed, and (c) the Receiving Party cooperates with the Disclosing Party on request to seek a protective order or otherwise limit the effects of the disclosure.

5.4
Acknowledgement. The Parties acknowledge that either Party’s breach of this Article 7 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

6.	Other Intellectual Property Matters.

6.1
In General. Subject to all of Distributor’s obligations under this Agreement, O2Diesel hereby acknowledges that Distributor may practice O2Diesel’s patents and trade secrets in the Territory during the Term to the extent necessary to blend O2Diesel Product using O2Diesel Additive purchased from O2Diesel under Article 4. As between the Parties, O2Diesel shall retain all right, title and interest in and to its patents, trade secrets and other intellectual property ( the “O2Diesel Intellectual Property”). All rights with respect to O2Diesel Intellectual Property not expressly granted to Distributor in this Agreement are reserved by O2Diesel, and O2Diesel grants no licenses by implication or estoppel. Distributor shall take no action inconsistent with such O2Diesel Intellectual Property rights. For the avoidance of doubt, and without limiting the generality of the foregoing, (a) Distributor is not authorized to manufacture, offer for sale or sell O2Diesel Additive as such; (b) Distributor shall not grant sublicenses under the O2Diesel Intellectual Property to any Third Party without the written consent of O2Diesel, which consent not to be unreasonably withheld; and (c) Distributor shall not challenge the validity or enforceability of the O2Diesel Intellectual Property.

6.2
Third Party Infringement. Distributor shall inform O2Diesel of any infringement by any Third Party of any of the O2Diesel Intellectual Property in the Territory of which it becomes aware. O2Diesel may, but shall not be required to, take legal action to enforce the O2Diesel Intellectual Property against infringement by Third Parties and defend the O2Diesel Intellectual Property against challenges by Third Parties. Distributor shall cooperate fully with O2Diesel in any such enforcement or defense and supply all assistance reasonably requested by O2Diesel in carrying on such action, at O2Diesel’s expense, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, information, specimens and the like.

6.3
Joint Improvements. To the extent that employees of O2Diesel or its Affiliates together with employees of Distributor or its Affiliates jointly invent or discover any improvements to the O2Diesel Additive, O2Diesel Product or to any other invention, discovery, know-how or technology, the Parties shall jointly own the same, and each Party shall be free to exploit or authorize the exploitation of the same without the consent of or accounting to the other Party, subject to any other relevant intellectual property rights of the other Party. If a Party becomes aware of any such joint invention, discovery, know-how or technology, it shall verify that the other Party is aware of the same and the parties shall consult and cooperate with respect to the protection of the same.

6.4
Distributor Improvements. Before commencing any research or testing efforts with respect to the oxygenation of diesel fuel, the Party commencing such research/testing (“Research Party”) shall disclose the same to the other Party. Subject to Section 6.3, to the extent that the Research Party may during the Term invent or discover or otherwise acquire rights to any improvements to the O2Diesel Additive, O2Diesel Product or any related know-how or technology for the oxygenation of diesel fuel, such Party shall promptly disclose the same to the other Party, and the grants of a worldwide, perpetual, royalty-free, paid-up, nonexclusive license to practice and authorize the practice of such improvements and other know-how and technology shall be agreed to by the Parties.

6.5	Patent Marking. Distributor shall, if applicable, comply with any laws and regulations in the Territory concerning the marking or other identification of O2Diesel Product as being patented.

7.	Representations and Warranties.

7.1	Representations and Warranties of Both Parties. Each Party represents and warrants that:

7.1.1	it is a company duly organized, validly existing and in good standing under the laws of, in the case of O2Diesel, the state of Delaware, and in the case of Distributor, Italy;

7.1.2	the execution of this Agreement on its behalf has been properly authorized by all necessary corporate action;

7.1.3
this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;

7.1.4
neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound;

7.1.5
there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or being contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it;

7.1.6	its business is being conducted in compliance in all material respects with all applicable laws and regulations; and

7.1.7	it is not in default with respect to any governmental or court order and there are no pending lawsuits or unsatisfied judgments against it.

7.2
Representations and Warranties of Distributor. Distributor represents and warrants that: (a) Distributor is experienced in fuel distribution; (b) Distributor has had a reasonable opportunity to, and has in fact, investigated independently its business prospects under this Agreement before entering into this Agreement; (c) Distributor is not relying upon any information, representation or warranty provided by O2Diesel except as expressly set forth in this Agreement; and (d) Distributor is not relying upon O2Diesel’s providing significant assistance with or control over Distributor’s method of operation under this Agreement.

7.3	Representations and Warranties of O2Diesel.

7.3.1
O2Diesel warrants that the O2Diesel Additive delivered to Distributor hereunder complies with O2Diesel’s specifications for such product, provided that Distributor notifies O2Diesel of any defects therein within thirty (30) days after taking delivery thereof. Distributor’s exclusive remedy for a breach of this Section 7.3 shall be, at O2Diesel’s option, a refund of any amounts already paid for the nonconforming O2Diesel Additive or prompt redelivery of the same quantity of conforming O2Diesel Additive.

7.3.2	To the best of its knowledge, O2Diesel has disclosed in its public filings, all technical and logistical issues relating to the O2Diesel Additive.

7.4
EXCEPT AS PROVIDED EXPLICITLY HEREIN, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND AND SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. O2DIESEL HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE VALIDITY OR ENFORCEABILITY OF THE O2DIESEL INTELLECTUAL PROPERTY AND AS TO WHETHER DISTRIBUTOR WILL BE FREE FROM ANY INFRINGEMENT OF THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

8.	Indemnification.

8.1
In General. Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”), its Affiliates, and its and their employees, officers, directors, agents, distributors and licensees against any loss, damage, expense, or cost, including reasonable attorneys fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an “Action”) based on (a) the Indemnifying Party’s breach of this Agreement; (b) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors, or agents; or (c) the Indemnifying Party’s manufacture, use, sale, handling, storage, transportation or disposal of O2Diesel Additive, O2Diesel Product or other products.

8.2
Procedure. If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 8.1, (a) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (b) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (c) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not to be withheld or delayed unreasonably; (d) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (e) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.

9.	Insurance.

Distributor shall during the Term maintain comprehensive general liability insurance covering at least claims arising out of the manufacture, use, sale, handling, storage, transportation and disposal of O2Diesel Product by Distributor and liability assumed under Article 10 with a coverage limit of not less than $_______ per occurrence. Such insurance must provide primary coverage without right of contribution from any O2Diesel insurance. O2Diesel shall be named as an additional insured under such insurance. Such insurance shall not be terminated or cancelled unless O2Diesel is given thirty (30) days prior written notice. Upon the execution of this Agreement, and thereafter upon the reasonable request of O2Diesel, Distributor shall provide certificates evidencing such insurance issued by Distributor’s insurance carrier.

10.	Limitation of Liability.

10.1
Neither party shall be liable to the other party for any indirect, incidental, special, consequential or punitive damages arising out of or related to this Agreement, even if the party has been advised of the possibility thereof. O2Diesel’s liability to Distributor for other damages, if any, shall in no event exceed the total amount distributor has paid to O2Diesel for any product or service giving rise to a claim of liability.

10.2
The Parties have agreed that Distributor shall not in any circumstance whatsoever be liable for the O2Diesel Additive and the O2Diesel Product to O2Diesel or to any third party for any deficiency in the product so long as it uses the product per the instructions provided by O2Diesel.

11.	Term and Termination.

11.1	Term. This Agreement shall commence as of the Effective Date and, unless terminated as provided in Section 11.2, continue in full force and effect for an initial term of three (3) years (the “Term”).

11.2
Termination for Default. If either Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receiving written notice thereof from the other Party, the other Party may terminate this Agreement upon further written notice to the breaching Party at any time that the breach remains uncured. Either Party may terminate this Agreement if it has reasonable grounds for insecurity concerning the other Party’s future performance and does not receive reasonably adequate assurance of performance within ten (10) days after giving written notice demanding the same.

11.3	Rights and Obligations of Parties upon Expiration and Termination.

11.3.1
Termination of this Agreement by either Party for any reason shall not affect and shall be without prejudice to the rights and obligations of the Parties accrued prior to the effective date of termination.

11.3.2
To the extent that Distributor has outstanding orders for O2Diesel Additive at the expiration or termination of this Agreement, such orders shall be deemed cancelled unless O2Diesel notifies Distributor within thirty (30) days after expiration or termination that it will deliver the ordered quantity of O2Diesel Additive. If O2Diesel so honors such orders, Distributor shall take and pay for the O2Diesel Additive in accordance with the provisions of this Agreement.

11.3.3
Within thirty (30) days after the expiration or termination of this Agreement, Distributor shall notify O2Diesel of the quantity of O2Diesel Additive that Distributor then has on hand (“Remaining Quantity”). Distributor shall have the right to use such O2Diesel Additive to make and sell O2Diesel Product subject to the applicable terms of this Agreement, but in no event shall such right continue for longer than six (6) months after the date of expiration or termination. If Distributor does not use the Remaining Quantity, O2Diesel shall have the option to purchase from Distributor the Remaining Quantity at the same price Distributor paid for such O2Diesel Additive. After the expiration or termination of the Agreement and any further period of distribution permitted under this Section 11.3.3, Distributor shall take no action that would infringe O2Diesel Intellectual Property or use O2Diesel Confidential Information.

11.3.4
After the expiration or termination of this Agreement and any further period of distribution permitted under Section 11.3.3, Distributor shall, within thirty (30) days after O2Diesel’s request, return to O2Diesel or destroy any materials provided by O2Diesel and any excess marketing materials for O2Diesel Product.

11.3.5
The provisions of Sections 2.5, 3 (for so long as any amounts payable remain unpaid) and 11.3 and Articles 4 through 8, 10, and 12 through 14 of this Agreement shall survive the expiration or termination of this Agreement.

12.	Dispute Resolution.

12.1 Discussions. The Parties shall use reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement by direct discussions between them.

12.2 Arbitration of Disputes. Any dispute not resolved as set forth in Section 12.1 within fifteen (15) days after one Party notifies the other Party that it wishes to discuss the matter (“Dispute”), except matters relating to O2Diesel’s patents, trademarks or other intellectual property, shall be resolved by arbitration in Newark, Delaware under the Commercial Arbitration Rules (“Commercial Rules”) of the American Arbitration Association (“AAA”), including the AAA Supplementary Procedures for Large Complex Commercial Disputes (“Complex Procedures”), as such rules shall be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including the amount in controversy, does not justify the application of such procedures.

12.3 Arbitration Procedures. The arbitration shall be conducted before one (1) impartial arbitrator selected by mutual agreement of the Parties. If the Parties are unable to mutually agree on an impartial arbitrator within ten (10) days, a neutral arbitrator shall be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. The arbitrator’s award shall be a final and binding determination of the dispute. If awarded by the arbitrator, the prevailing Party shall be entitled to recover its reasonably attorneys’ fees and expenses, including arbitration administration fees incurred in connection with such proceeding.

12.4 Judicial Action. Notwithstanding the above, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief or specific performance that may be necessary to protect the rights or property of any Party or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief.

13.	Notices.

13.1
Delivery of Notices. All notices sent under this Agreement shall be in writing and (a) hand delivered; (b) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (c) delivered by prepaid priority delivery service.

13.2	Addresses for Notices. Notices shall be sent to the Parties at the following addresses or such other addresses as the parties subsequently may provide:

If to O2Diesel:	100 Commerce Drive Suite 301 Newark, Delaware 19713

Attention:	Alan Rae
Telephone:	(302) 266-6000
Fax:	(302) 266-7076

If to Distributor:

Attention:
Telephone:
Fax:

14.	Miscellaneous.

14.1
Relationship Between Parties. O2Diesel and Distributor are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee, or fiduciaries of each other. Neither this Agreement nor the relationship between the Parties shall be considered in any way to deem Distributor a franchisee of O2Diesel for any purpose whatsoever. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.

14.2
Technical Services Agreement. Within thirty (30) days of the Effective Date, the Parties shall enter into a Technical Services Agreement that will establish the terms for the reimbursement of any technical services provided by O2Diesel in the Territory.

14.3
Compliance with Laws. In obtaining necessary government approvals and in other aspects of Distributor’s business relating to O2Diesel Product, Distributor shall: (a) in compliance with the U.S. Foreign Corrupt Practices Act, Title 15 United States Code Sec. 78dd, not directly or indirectly pay, give, offer or promise any money, gift or anything else of value to (i) any officer or employee of any government or any department, agency, or instrumentality thereof, (ii) any person acting in an official capacity for or on behalf of any foreign government or any department, agency, or instrumentality thereof, (iii) any political party, or (iv) any candidate for political office (collectively “Governmental Official”), or to any family member of any Governmental Official, to influence any act or decision of such Governmental Official, induce such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, or secure any advantage in obtaining, retaining or directing business for or with any Person; (b) not export or reexport any information, products or other items in violation of U.S. export control laws and regulations; and (c) comply with the conditions of any applicable governmental approvals and all other applicable laws and regulations.

14.4	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its conflict of laws principles.

14.5
Recordkeeping and Inspection. During the Term and for three (3) years thereafter, or such longer period as may be required by law, Distributor shall keep and maintain reasonable records of all agreements, approvals and other activities relating to this Agreement. O2Diesel may, at its expense, during regular business hours and with reasonable prior notice, examine, review, and inspect all facilities in which O2Diesel Additive or O2Diesel Product is stored, blended or distributed by or on behalf of Distributor, and review, audit and analyze Distributor’s records relating to this Agreement and representative samples of O2Diesel Additive and O2Diesel Product in Distributor’s custody or control.

14.6
Force Majeure. Neither Party shall be liable for the consequences of any failure to perform, or default in performing, any of its obligations under this Agreement, if that failure or default is caused without the fault or negligence of the Party by any act of “Force Majeure.” For the purposes of this Agreement, “Force Majeure” shall mean war (whether declared or not); act of God; revolution; acts or omissions of third parties beyond the control of either Party; faulty or impassable roads; invasion; insurrection; riot; civil commotion; sabotage; military or usurped power; lightning; explosion; fire; storm; drought; flood; earthquake; epidemic; quarantine; strikes; acts or restraints of governmental authorities; inability to secure materials, machinery, equipment or labor; and laws and regulations of any governmental authority.

14.7
Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

14.8
Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

14.9
Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

14.10
Assignment. Distributor shall not transfer or assign any of its rights under this Agreement to any Third Party without the prior written consent of O2Diesel. O2Diesel may transfer or assign this Agreement for financing purposes or to any Affiliate or successor entity. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

14.11	Amendments. This Agreement may be modified or amended only by written agreement of the Parties.

14.12
Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.

14.13
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae
Name:	Alan R. Rae
Title:	Chief Executive Officer

DISTRIBUTOR

By:	/s/ Pierre Alain Puippe
Name:	Pierre Alain Puippe
Title:	Manager of Biofuels & Sugar

SCHEDULE A

SALES TARGETS

1st Contract Period March 31, 2007 to December 31, 2008: * liters
2nd Contract Period January 1, 2009 to December 31, 2009: * liters
3rd Contract Period January 1, 2010 to December 31, 2010: * liters

PRICING

IBC’s

$ * per MT

* % retrospective discount on achieving * MT equivalent to @ * per MT
An additional *% retrospective discount on achieving * MT equivalent to $ * MT
An additional *% retrospective discount on achieving * MT equivalent to $ * per MT

ISO’s

$* per MT

*% retrospective discount on achieving * MT equivalent to $ * per MT
An additional *% retrospective discount on achieving * MT equivalent to $ * per MT
An additional *% retrospective discount on achieving * MT equivalent to $ * per MT

The above prices are FOB Port of Origin and shall apply until June 30, 2007. From August 1, 2007, the price for the O2Diesel Additive shall be adjusted by the mutual agreement between the parties based on evidence of the feedstock prices and changes to these prices from the prior year.